Exhibit 99.3

PRESS RELEASE

FOR IMMEDIATE RELEASE

CLEAR CHANNEL COMMUNICATIONS, INC. ANNOUNCES ITS INTENTION

TO PURSUE AMENDMENTS TO ITS CREDIT FACILITIES

San Antonio, TX, February 7, 2011. Clear Channel Communications, Inc. (“CCU”) announced today that it intends to pursue amendments to its senior secured credit facilities and its receivables based credit facility (the “Amendments”) that would, among other things, permit CCU to request future extensions of the maturities of its senior secured credit facilities, provide CCU with greater flexibility in the use of its accordion provisions, provide CCU with greater flexibility to incur new debt, provided that such new debt is used to pay down senior secured credit facility indebtedness, and provide greater flexibility for CCU’s indirect subsidiary, Clear Channel Outdoor Holdings, Inc., and its subsidiaries to incur new debt (provided the incurrence of that new debt is otherwise permitted to be incurred by such subsidiaries).

The effectiveness of the Amendments is conditioned, among other things, upon the repayment of $500 million of indebtedness under CCU’s senior secured credit facilities, which CCU intends to finance through the issuance of new notes in a concurrent private placement.

The Amendments require the consent of a majority of the outstanding commitments under both of these facilities, which CCU has already obtained through private negotiations with a number of its lenders.

There can be no assurance that the Amendments will become effective, on the terms described above or otherwise. This press release is for informational purposes only and shall not constitute an offer to sell nor the solicitation of an offer to buy any securities of CCU or any of its affiliates.

About Clear Channel Communications

Clear Channel Communications, Inc. is a global media and entertainment company specializing in mobile and on-demand entertainment and information services for local communities and premier opportunities for advertisers. Based in San Antonio, Texas, the company’s businesses include radio and outdoor displays. More information is available at www.clearchannel.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements based on current CCU management expectations. These forward-looking statements include all statements other than those made solely with respect to historical facts. Numerous risks, uncertainties and other factors may cause actual results to differ materially from those expressed in any forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, whether or not CCU will be able to satisfy the conditions to the effectiveness of the Amendments and whether or not it will ultimately enter into the Amendments, on the terms described above or otherwise. Many of the factors that will determine the outcome of the subject matter of this press release are beyond CCU’s ability to control or predict. CCU undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Contact

Clear Channel Communications, Inc.

Randy Palmer

Director of Investor Relations

(210) 822-2828

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